Exhibit 99.1

Boot Barn Holdings, Inc. Announces Second Quarter Fiscal Year 2027 Financial Results and Authorizes an Additional $400 Million Under Its Share Repurchase Program

IRVINE, California – October 28, 2026 – Boot Barn Holdings, Inc. (NYSE: BOOT) (the “Company,” “Boot Barn,” “we,” “us,” and “our”) today announced its financial results for the second fiscal quarter ended September 26, 2026. A Supplemental Financial Presentation is available at investor.bootbarn.com.

For the quarter ended September 26, 2026 compared to the quarter ended September 27, 2025:

●	Net sales increased 15.1% to $581.8 million.
●	Same store sales increased 1.4%, with retail store same store sales increasing 1.0% and e-commerce same store sales increasing 5.2%.
●	Merchandise margin rate increased by 190 basis points, including a 130 basis-point benefit from lower freight expense, a 40 basis-point benefit from tariff refunds, and 20 basis points of product margin expansion.
●	Earnings per diluted share increased 26.3% to $1.73, compared to $1.37 per diluted share in the prior-year period. Included in earnings per diluted share is an estimated $0.05 per share benefit from tariff refunds. Excluding the impact of tariff refunds, earnings per diluted share increased 22.6%.
●	The Company opened 19 new stores, bringing its total store count to 584 as of the quarter end.

John Hazen, Chief Executive Officer, commented, “We are pleased with our second quarter results, as continued revenue growth and merchandise margin expansion contributed to a 26% increase in earnings per diluted share. Our new stores continue to exceed expectations, with recent openings generating sales above our original projections. This performance reflects the growing national reach of the Boot Barn brand and reinforces our confidence in the company's long-term expansion opportunity.”

Mr. Hazen continued, “Looking ahead, we are excited about the holiday season and the work our teams have done to prepare, including refreshed merchandise assortments, improved in-store presentations, and a significantly expanded national marketing campaign. Together with the continued momentum in our work business and the relaunch of Boot Barn Workforce, these initiatives provide additional opportunities to drive sales and support our long-term growth.”

Share Repurchase Program

Under its $200 million share repurchase program (the “Repurchase Program”), the Company repurchased 240,937 and 399,388 shares of its common stock for an aggregate purchase price of $35 million and $60 million during the thirteen and twenty-six weeks ended September 26, 2026, respectively.

On October 21, 2026, the Company’s Board of Directors authorized the Company to repurchase an additional $400 million of shares of its common stock under the Company’s existing repurchase program. Following this increase, approximately $468 million remained available for future share repurchases under the current repurchase program. Except with respect to the increase in the authorized share repurchase amount, the repurchase program otherwise remains unchanged.

Operating Results for the Second Quarter Ended September 26, 2026 Compared to the Second Quarter Ended September 27, 2025

●	Net sales increased 15.1% to $581.8 million from $505.4 million in the prior-year period. Consolidated same store sales increased 1.4%, with retail store same store sales increasing 1.0% and e-commerce same store sales increasing 5.2%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.
●	Gross profit was $216.5 million, or 37.2% of net sales, compared to $184.1 million, or 36.4% of net sales, in the prior-year period. Included in gross profit is $2.2 million of tariff refunds recognized in cost of goods sold during the current-year period. The remaining increase was driven by an increase in sales, partially offset by the occupancy costs of new stores. The 80 basis-point increase in gross profit rate was driven primarily by a 190 basis-point increase in merchandise margin rate partially offset by 110 basis points of deleverage in buying, occupancy and distribution center costs. The 190 basis-point increase in merchandise margin rate was primarily driven by a 130 basis-point benefit from lower freight expense in the current year, combined with elevated freight costs in the prior-year period, a 40 basis-point benefit from tariff refunds recognized during the current-year period and 20 basis points of product margin expansion.
●	Selling, general and administrative (“SG&A”) expenses were $146.2 million, or 25.1% of net sales, compared to $127.7 million, or 25.3% of net sales, in the prior-year period. The increase in SG&A expenses compared to the prior-year period was primarily the result of higher store payroll and store-related expenses associated with operating more stores, corporate general and administrative expenses, and marketing expenses in the current-year period. SG&A expenses as a percentage of net sales leveraged by 10 basis points primarily as a result of lower corporate general and administrative expenses in the current-year period.
●	Income from operations increased $13.8 million to $70.2 million, or 12.1% of net sales, compared to $56.4 million, or 11.2% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Income tax expense was $18.2 million for the thirteen weeks ended September 26, 2026 compared to $14.7 million for the thirteen weeks ended September 27, 2025. Our effective tax rate was 25.8% for each of the thirteen weeks ended September 26, 2026 and September 27, 2025.
●	Net income was $52.5 million, or $1.73 per diluted share, compared to $42.2 million, or $1.37 per diluted share, in the prior-year period. The increase in net income was primarily attributable to the factors noted above.

Operating Results for the Six Months Ended September 26, 2026 Compared to the Six Months Ended September 27, 2025

●	Net sales increased 16.4% to $1.175 billion from $1.009 billion in the prior-year period. Consolidated same store sales increased 3.0%, with retail store same store sales increasing 2.4% and e-commerce same store sales increasing 9.2%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.
●	Gross profit was $456.4 million, or 38.8% of net sales, compared to $381.4 million, or 37.8% of net sales, in the prior-year period. Included in gross profit is $16.9 million of tariff refunds recognized in cost of goods sold during the current-year period. The remaining increase was driven by an increase in sales, partially offset by the occupancy costs of new stores. The 100 basis-point increase in gross profit rate was driven primarily by a 200 basis-point increase in merchandise margin rate partially offset by 100 basis points of deleverage in buying, occupancy and distribution center costs. The 200 basis-point increase in merchandise margin rate was driven by a 140 basis-point benefit from tariff refunds recognized during the current-year period, 40 basis points of product margin expansion, and a 20 basis-point benefit due to lower freight expense.

●	SG&A expenses were $295.6 million, or 25.2% of net sales, compared to $254.2 million, or 25.2% of net sales, in the prior-year period. The increase in SG&A expenses compared to the prior-year period was primarily the result of higher store payroll and store-related expenses associated with operating more stores, corporate general and administrative expenses, and marketing expenses in the current-year period. SG&A expenses as a percentage of net sales was flat compared to the prior-year period.
●	Income from operations increased $33.6 million to $160.8 million, or 13.7% of net sales, compared to $127.1 million, or 12.6% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Income tax expense was $40.5 million, or a 24.8% effective tax rate, compared to $32.6 million, or a 25.4% effective tax rate, in the prior-year period. The decrease in the effective tax rate was primarily due to a higher income tax benefit from income tax accounting for stock-based compensation in the current-year period.
●	Net income was $122.6 million, or $4.02 per diluted share, compared to $95.6 million, or $3.11 per diluted share, in the prior-year period. Included in net income per diluted share is an estimated $0.43 per share benefit from tariff refunds. The increase in net income was primarily attributable to the factors noted above.

Sales by Channel

The following table includes total net sales growth and same store sales (“SSS”) growth/(decline) for the periods indicated below.

					Preliminary
	Thirteen Weeks				Four Weeks
	Ended	Four Weeks	Four Weeks	Five Weeks	Ended
	September 26, 2026	Fiscal July	Fiscal August	Fiscal September	October 24, 2026

Total Net Sales Growth	15.1%	13.4%	16.3%	15.5%	13.9%

Retail Stores SSS	1.0%	(1.2)%	1.8%	1.9%	0.5%
E-commerce SSS	5.2%	9.8%	4.8%	2.5%	(0.9)%
Consolidated SSS	1.4%	(0.3)%	2.1%	2.0%	0.4%

Tariff Refunds

The following table reflects the impact of tariff refunds for the first half of fiscal 2027 and the estimated impact for the remainder of fiscal 2027.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	Ended	Ended	Ending	Ending	Ending
(in millions, except per share data)	June 27, 2026	September 26, 2026	December 26, 2026	March 27, 2027	March 27, 2027

Cost of goods sold	$14.7	$2.2	$0.7	$—	$17.6
Interest income	$0.5	$—	$—	$—	$0.5
Diluted EPS impact	$0.38	$0.05	$0.02	$—	$0.45

Balance Sheet Highlights as of September 26, 2026

●	Cash of $97 million.
●	Average inventory per store increased approximately 3.4% on a same-store basis compared to September 27, 2025.
●	Zero drawn under the $500 million revolving credit facility.

Fiscal Year 2027 Outlook

The Company is providing updated guidance for the fiscal year ending March 27, 2027, which supersedes in its entirety the previous guidance issued in its first fiscal quarter earnings report on July 29, 2026. For the fiscal year ending March 27, 2027, the Company now expects:

●	To open 75-80 stores.
●	Total sales of $2.565 billion to $2.593 billion, representing growth of 14% to 15% over Fiscal 2026.
●	Consolidated same store sales growth of 0.8% to 2.0%, with retail store same store sales growth of 0.5% to 1.7% and e-commerce same store sales growth of 3.0% to 4.0%.
●	Merchandise margin between $1.343 billion and $1.357 billion, or approximately 52.3% of sales, representing growth of 140 basis points over Fiscal 2026. Included in merchandise margin is an estimated $17.6 million benefit related to tariff refunds.
●	Gross profit between $985 million and $999 million, or approximately 38.4% to 38.5% of sales.
●	SG&A expenses between $634 million and $637 million, or approximately 24.7% to 24.6% of sales.
●	Income from operations between $351 million and $362 million, or approximately 13.7% to 14.0% of sales.
●	Net income of $263.6 million to $272.0 million.
●	Net income per diluted share of $8.72 to $9.00 based on 30.2 million weighted average diluted shares outstanding, representing growth of 19% to 22% over Fiscal 2026. Included in net income per diluted share is an estimated $0.45 benefit related to tariff refunds.
●	Effective tax rate of 25.7% for the remaining six months of the fiscal year.
●	Capital expenditures between $135 million and $140 million, which is net of estimated landlord tenant allowances of $54.4 million.

For the third fiscal quarter ending December 26, 2026, the Company expects:

●	Total sales of $785 million to $802 million, representing growth of 11% to 14% over the prior-year period.
●	Consolidated same store sales declines of (1.0)% to growth of 1.0%, with retail store same store sales declines of (1.0)% to growth of 1.0%, and e-commerce same store sales declines of (1.0)% to growth of 1.0%.
●	Merchandise margin between $404 million and $413 million, or approximately 51.5% of sales. Included in merchandise margin is an estimated $0.7 million benefit related to tariff refunds.
●	Gross profit between $311 million and $319 million, or approximately 39.6% to 39.8% of sales.
●	SG&A expenses between $187 million and $189 million, or approximately 23.9% to 23.6% of sales.
●	Income from operations between $123 million and $130 million, or approximately 15.7% to 16.2% of sales.
●	Net income per diluted share of $3.03 to $3.19, based on 30.0 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the second fiscal quarter ended September 26, 2026, is scheduled for today, October 28, 2026, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (833) 890-4545. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until November 28, 2026, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10212968. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 594 stores in 49 states. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to the Company’s current expectations and projections relating to, by way of example and without limitation, the Company’s financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business, and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook”, and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties, and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions, or changes in consumer preferences; the impact that import tariffs and other trade restrictions imposed by the U.S. or other countries have had, and may continue to have, on our product costs and changes to U.S. or other countries’ trade policies and tariff and import/export regulations; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	September 26,	March 28,
	2026	2026
Assets
Current assets:
Cash and cash equivalents	$97,416	$141,036
Accounts receivable, net	11,656	15,264
Inventories	975,272	844,637
Prepaid expenses and other current assets	40,046	33,462
Total current assets	1,124,390	1,034,399
Property and equipment, net	566,838	514,108
Right-of-use assets, net	703,782	638,425
Goodwill	197,502	197,502
Intangible assets, net	58,981	58,981
Other assets	8,771	6,660
Total assets	$2,660,264	$2,450,075
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$189,215	$142,126
Accrued expenses and other current liabilities	172,298	159,103
Short-term lease liabilities	99,204	89,743
Total current liabilities	460,717	390,972
Deferred taxes	53,155	51,711
Long-term lease liabilities	759,102	683,737
Other liabilities	6,436	4,999
Total liabilities	1,279,410	1,131,419

Stockholders’ equity:
Common stock, $0.0001 par value; September 26, 2026 - 100,000 shares authorized, 31,171 shares issued; March 28, 2026 - 100,000 shares authorized, 30,998 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	272,918	263,253
Retained earnings	1,252,455	1,129,848
Less: Common stock held in treasury, at cost, 1,080 and 614 shares at September 26, 2026 and March 28, 2026, respectively	(144,522)	(74,448)
Total stockholders’ equity	1,380,854	1,318,656
Total liabilities and stockholders’ equity	$2,660,264	$2,450,075

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 26,	September 27,	September 26,	September 27,
	2026	2025	2026	2025
Net sales	$581,809	$505,396	$1,175,324	$1,009,463
Cost of goods sold	365,317	321,247	718,940	628,093
Gross profit	216,492	184,149	456,384	381,370
Selling, general and administrative expenses	146,244	127,726	295,610	254,227
Income from operations	70,248	56,423	160,774	127,143
Interest expense	509	403	856	746
Other income, net	983	906	3,209	1,817
Income before income taxes	70,722	56,926	163,127	128,214
Income tax expense	18,227	14,704	40,520	32,584
Net income	$52,495	$42,222	$122,607	$95,630

Earnings per share:
Basic	$1.74	$1.38	$4.05	$3.13
Diluted	$1.73	$1.37	$4.02	$3.11
Weighted average shares outstanding:
Basic	30,239	30,540	30,300	30,568
Diluted	30,412	30,750	30,506	30,780

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	September 26,	September 27,
	2026	2025
Cash flows from operating activities
Net income	$122,607	$95,630
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	46,335	36,972
Stock-based compensation	9,473	7,979
Noncash lease expense	45,692	36,269
Amortization of debt issuance fees	82	54
Loss on disposal of assets	1,254	354
Deferred taxes	1,444	3,262
Changes in operating assets and liabilities:
Accounts receivable, net	3,668	165
Inventories	(130,635)	(107,909)
Prepaid expenses and other current assets	(6,384)	(663)
Other assets	(2,111)	(543)
Accounts payable	48,051	40,994
Accrued expenses and other current liabilities	8,610	6,985
Other liabilities	1,437	1,072
Operating leases	(25,784)	(21,036)
Net cash provided by operating activities	$123,739	$99,585
Cash flows from investing activities
Purchases of property and equipment	(97,707)	(74,692)
Purchases of intangible assets	—	(304)
Proceeds from sale of property and equipment	8	15
Net cash used in investing activities	$(97,699)	$(74,981)
Cash flows from financing activities
Repayments on finance lease obligations	(499)	(460)
Debt issuance fees paid	(282)	—
Repurchases of common stock	(59,602)	(25,004)
Tax withholding payments for net share settlement	(9,469)	(4,269)
Proceeds from the exercise of stock options	192	87
Net cash used in financing activities	$(69,660)	$(29,646)
Net decrease in cash and cash equivalents	(43,620)	(5,042)
Cash and cash equivalents, beginning of period	141,036	69,770
Cash and cash equivalents, end of period	$97,416	$64,728

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$39,690	$29,276
Cash paid for interest	$661	$624
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$22,579	$34,505

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	September 26,	June 27,	March 28,	December 27,	September 27,	June 28,	March 29,	December 28,
	2026	2026	2026	2025	2025	2025	2025	2024
Store Count (BOP)	566	539	514	489	473	459	438	425
Opened/Acquired	19	27	25	25	16	14	21	13
Closed	(1)	—	—	—	—	—	—	—
Store Count (EOP)	584	566	539	514	489	473	459	438

Boot Barn Holdings, Inc.

Selected Store Data

	Thirteen Weeks Ended
	September 26,	June 27,	March 28,	December 27,	September 27,	June 28,	March 29,	December 28,
	2026	2026	2026	2025	2025	2025	2025	2024
Selected Store Data:
Same Store Sales growth	1.4%	4.7%	6.1%	5.7%	8.4%	9.4%	6.0%	8.6%
Stores operating at end of period	584	566	539	514	489	473	459	438
Comparable stores open during period(1)	474	463	441	426	411	401	382	374
Total retail store selling square footage, end of period (in thousands)	6,686	6,460	6,147	5,810	5,495	5,307	5,133	4,877
Average retail store selling square footage, end of period	11,449	11,414	11,404	11,304	11,238	11,220	11,183	11,134
Average sales per comparable store (in thousands)(2)	$957	$1,046	$934	$1,291	$996	$1,031	$926	$1,301

(1)	Comparable stores have been open at least 13 full fiscal months as of the end of the applicable reporting period.
(2)	Average sales per comparable store is calculated by dividing comparable store trailing three-month sales for the applicable period by the number of comparable stores operating during the period. Included in this calculation are stores opened in recent years that have not yet reached sales maturity.